Term Sheet To product supplement B dated March 1, 2011, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Term Sheet No. 1540B Registration Statement No. 333-162195 Dated May 30, 2012; Rule 433

Deutsche Bank AG

Structured Investments	Deutsche Bank $ Notes Linked to the MSCI Daily Total Return Net World USD Index due June 19, 2013
General
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The notes are designed for investors who seek a return linked to the performance of the MSCI Daily Total Return Net World USD Index, which is designed to measure the performance in U.S. dollar values of large and mid-cap equity securities from developed equity markets, currently including Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. The notes do not pay coupons or dividends and investors should be willing to lose some or all of their investment if the Final Level is less than the Initial Level. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch due June 19, 2013†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about June 1, 2012 (the “Trade Date”) and are expected to settle on or about June 6, 2012 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100.00% of the Face Amount
Index:	The MSCI Daily Total Return Net World USD Index (the “Index”) (Bloomberg: NDDUWI <Index>)
Payment at Maturity:
Your payment per $1,000 Face Amount of notes will be calculated as follows:
$1,000 + ($1,000 x Index Return)
If the Index Return is negative, you will lose some or all of your investment at maturity. Any Payment at Maturity is subject to the credit of the Issuer.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
Final Level – Initial Level
Initial Level
The Index Return may be positive, zero or negative.
Initial Level:	The Index closing level on the Trade Date
Final Level:	The Index closing level on the Final Valuation Date
Final Valuation Date†:	June 14, 2013
Maturity Date†:	June 19, 2013
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1K75/ US2515A1K752

† Subject to postponement in the event of a market disruption event as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$	$	$

(1) Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000 Face Amount of notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.

(2) Please see “Supplemental Plan of Distribution” in this term sheet for information about fees.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
May 30, 2012

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement B dated March 1, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the product supplement, prospectus supplement, prospectus and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity Assuming a Range of Performances for the Index?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of notes for a hypothetical range of performances for the Index from -100.00% to +100.00% and assumes an Initial Level of 3,000.00. The actual Initial Level will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Index Return	Return on Notes (%)	Payment at Maturity ($)
6,000.00	100.00%	100.00%	$2,000.00
5,700.00	90.00%	90.00%	$1,900.00
5,400.00	80.00%	80.00%	$1,800.00
5,100.00	70.00%	70.00%	$1,700.00
4,800.00	60.00%	60.00%	$1,600.00
4,500.00	50.00%	50.00%	$1,500.00
4,200.00	40.00%	40.00%	$1,400.00
3,900.00	30.00%	30.00%	$1,300.00
3,600.00	20.00%	20.00%	$1,200.00
3,300.00	10.00%	10.00%	$1,100.00
3,000.00	0.00%	0.00%	$1,000.00
2,700.00	-10.00%	-10.00%	$900.00
2,400.00	-20.00%	-20.00%	$800.00
2,100.00	-30.00%	-30.00%	$700.00
1,800.00	-40.00%	-40.00%	$600.00
1,500.00	-50.00%	-50.00%	$500.00
1,200.00	-60.00%	-60.00%	$400.00
900.00	-70.00%	-70.00%	$300.00
600.00	-80.00%	-80.00%	$200.00
300.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Index increases 20.00% from the Initial Level of 3,000.00 to a Final Level of 3,600.00. The investor receives a Payment at Maturity of $1,200.00 per $1,000 Face Amount of notes, representing a return on the notes of 20.00%, calculated as follows:

$1,000 + ($1,000 x 20.00%) = $1,200.00

Example 2: The Initial Index Level and Final Index Level are both 3,000.00. The investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes, representing a return on the notes of 0.00%, calculated as follows:

$1,000 + ($1,000 x 0.00%) = $1,000.00

Example 3: The level of the Index decreases 40.00% from the Initial Level of 3,000.00 to a Final Level of 1,800.00. The investor receives a Payment at Maturity of $600.00 per $1,000 Face Amount of notes, representing a return on the notes of -40.00%, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00
Selected Purchase Considerations

•
RETURN LINKED TO THE PERFORMANCE OF THE MSCI DAILY TOTAL RETURN NET WORLD USD INDEX – The MSCI Daily Total Return Net World USD Index (the “Index”) is a free float-adjusted market capitalization weighted index that is designed to measure the performance in U.S. dollar values of large and mid-cap equity securities from developed equity markets, currently including Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. The Index is a total return index whose index level reflects net dividends, meaning that it measures the market performance in terms of both price performance and income from dividend payments, net of certain withholding taxes. MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to non-resident institutional investors who do not benefit from double taxation treaties. Under such methodology, dividends, net the amount withheld, are notionally reinvested in the Index on the day the relevant security is quoted ex-dividend. This is just a summary of the Index. For additional information about the Index, please see the section entitled “The MSCI Daily Total Return Net World USD Index” herein.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, if you are a U.S. holder (i) you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange, and (ii) your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

Because the Payment at Maturity is determined by reference to the MSCI Daily Total Return Net World USD Index, the performance of which in turn depends in part on dividends paid by the issuers of is component stocks, recently proposed regulations under Section 871(m) of the Code could adversely affect the tax consequences of owning and disposing of the notes after December 31, 2012. These proposed regulations would in certain circumstances impose a withholding tax at a rate of 30% (subject to reduction under an applicable treaty) on amounts, attributable to U.S.-source dividends, that are paid or "deemed paid" on certain financial instruments after December 31, 2012 (“dividend equivalents”). While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that notes beneficially owned by you after December 31, 2012 are subject to withholding tax with respect to dividend equivalents, even during periods in which we make no payments with respect to these dividend equivalents, or that you must provide information to establish that withholding is not required with respect to dividend equivalents. We would not pay any additional amounts on account of any such withholding tax. If you are a non-U.S. person considering an investment in the notes, you should consult your tax adviser regarding the tax consequences of such an investment in light of the proposed regulations.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement for review notes.

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YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT — The notes do not pay coupons or dividends and do not guarantee any return of your investment.  The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative.  Your investment will be fully exposed to any decline in the Final Level as compared to the Initial Level. If the Index Return is negative, you will lose some or all of your initial investment.

•	THE NOTES DO NOT PAY COUPONS — Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS —  The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations, you may not receive the Payment at Maturity owed to you under the terms of the notes.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising the Index would have.

•
CURRENCY EXCHANGE RISK — Because the prices of the component stocks are converted into U.S. dollars for purposes of calculating the Index level, investors of the notes will be exposed to currency exchange risk with respect to each of the currencies represented in the component stocks which are calculated in such manner.  An investor’s net exposure will depend on the extent to which the currencies represented by the component stocks strengthen or weaken against the U.S. dollar.  If the dollar strengthens against the currencies of the component stocks, the level of the Index, and the value of the notes, will be adversely affected.  The values of foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments.

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NON-U.S. SECURITIES MARKETS RISKS — Because foreign equity securities comprising the Index may be publicly traded in the applicable foreign countries, investments in the notes involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your notes, the Issue Price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — While we expect that, generally, the level of the Index will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time remaining to maturity of the notes;

•	the dividend rate on the common stocks underlying the Index;

•	the exchange rates between the U.S. dollar and foreign currencies in which the component stocks of the Index are denominated;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates expect to hedge our exposure from the notes by entering into equity, equity derivative, foreign exchange and currency derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investing strategies relating to the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Prospective non-U.S. investors should focus in particular on the potential imposition of withholding tax on an investment in the notes, as described above under “Tax Consequences.”

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date or the Final Valuation Date could adversely affect the level of the Index and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the Index based on the Index closing levels from May 25, 2007 through May 25, 2012. The Index closing level on May 25, 2012 was 3,000.541. We obtained the Index closing levels below from Bloomberg and we have not participated in the preparation of, or verified, such information.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

The MSCI Daily Total Return Net World USD Index

We have derived all information contained in this description regarding the Index, including, without limitation, its make-up, method of calculation and changes in index components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Index.

The MSCI Daily Total Return Net World USD Index (Bloomberg page: “NDDUWI <index>”), which we refer to as the “Index,” is a free float-adjusted market capitalization weighted index that is designed to measure the performance of certain developed equity markets in U.S. dollar values. As of May 29, 2012, the Index consists of large and mid cap equity securities from the following 24 developed equity markets: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States.

The Index is a total return index whose index level reflects net dividends, meaning that it measures the market performance in terms of both price performance and income from dividend payments, net of certain withholding taxes.  MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to non-resident institutional investors who do not benefit from double taxation treaties.  Under such methodology, dividends, net the amount withheld, are notionally reinvested in the Index on the day the relevant security is quoted ex-dividend.  The amount reinvested does not include tax credits.

Index Construction

The Index is a member of the MSCI Global Investable Market Index family, calculated, maintained and published by MSCI.  The current index calculation methodology used to formulate the MSCI Global Investable Market Indices (the “MSCI Global Investable Market Indices Methodology”) was implemented as of June 1, 2008. The MSCI Global Investable Market Indices Methodology involves the following steps:

(i)
Defining the Equity Universe. MSCI begins with securities listed in countries included in the MSCI Global Investable Market Indices. Of these countries, currently 24 are classified as developed markets and 22 as emerging markets. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Conversely, mutual funds (other than business development companies in the U.S.), ETFs, equity derivatives, limited partnerships, and most investment trusts are not eligible for inclusion in the equity universe.  Each company and its securities are classified in only one country.

(ii)
Determining the Market Investable Equity Universe for Each Market. The equity universe in each market is derived by applying certain investability screens, such as minimum market capitalization, free float, liquidity, permitted foreign holding, length of trading and, for securities subject to a foreign ownership limit, proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”), to individual companies and securities in the equity universe of that market. Some investability requirements are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As a result, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

(iii)
Determining Market Capitalization Size-Segments for Each Market. In each market, MSCI creates an Investable Market Index, Standard Index, Large Cap Index, Mid Cap Index and Small Cap Index (each, a “Size-Segment Index”). The Standard Index is the aggregation of the Large Cap Index and the Mid Cap Index. The Investable Market Index is the aggregation of the Standard Index and the Small Cap Index. In order to create size components that can be meaningfully aggregated into composites, individual market size segments balance the following two objectives:

(a)	Achieving global size integrity by ensuring that companies of comparable and relevant sizes are included in a given size segment across all markets in the composite universe.

(b)	Achieving consistent market coverage by ensuring that each market’s size segment is represented in its proportional weight in the composite universe.

(iv)
Applying Final Size-Segment Investability Requirements. In order to enhance the replicability of Size-Segment Indices, additional size-segment investability requirements are set for the Investable Market Indices and the Standard Indices. These investability requirements include minimum free float market capitalization, minimum liquidity and minimum foreign room. Companies that do not meet these investability screens are not included in any of the indices within the MSCI Global Investable Market Index family.

(v)
Applying Index Continuity Rules for the Standard Index. In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market Standard Index and a minimum number of three constituents will be maintained for an emerging market Standard Index.

After application of the above construction rules and guidelines, the Index is then constructed to include the Standard Indices for the developed markets included in the Index.

Weighting

The Index is market capitalization weighted adjusted by free float, meaning that each component security is included in the Index at the value of their free public float, as measured based on its foreign inclusion factor (the “Foreign Inclusion Factor”). In cases where other foreign investment restrictions exist that materially limit the ability of international investors to freely invest in a particular equity market, sector or security, a limited investability factor (the “Limited Investability Factor”) may also be applied to the free float to insure that the investability objectives of the indices can be achieved.

MSCI defines the Foreign Inclusion Factor of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. To determine the Foreign Inclusion Factor of a security, MSCI considers the limitations on the investment opportunities for international investors including: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market, limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

A component security’s Foreign Inclusion Factor is (i) rounded up to the closest 5% for component securities with free float equal to or exceeding 15% or (ii) rounded up to the closest 1% for component securities with free float less than 15%. For example, a component security with a free float of 23.2% will be included in the Index at 25% of its market capitalization. Typically, securities with a Foreign Inclusion Factor of 15% or less will not be eligible for inclusion in MSCI’s indices.

For a security that is subject to a foreign ownership limit to be included in the Index at its entire free-float adjusted market capitalization, the proportion of shares still available to foreign investors relative to the maximum allowed, the foreign room, must be at least 25%.  If a security’s foreign room is less than 25% and equal to or higher than 15%, the foreign inclusion factor for that security will be adjusted downward.  Securities will not be eligible for inclusion in the equity universe if the foreign room is less than 15%.

Once the Foreign Inclusion Factor has been determined for a security, the security’s total market capitalization is then adjusted by such Foreign Inclusion Factor, resulting in the free float-adjusted market capitalization figure for the security. Market capitalization weighting, combined with a consistent target of capturing 99% of free float-adjusted market capitalization, aims to ensure that each country's weight in the Index approximates its weight in the total universe of developed markets and emerging markets.

Index Calculation

The Index is a total return index whose index level reflects both the performance of the component securities underlying the Index and the result of a notional reinvestment of dividend payments made to the holders of the component securities into the Index, net of certain withholding taxes.  MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to non-resident institutional investors who do not benefit from double taxation treaties.  Dividends, net of the amount withheld, are notionally reinvested in the Index on the day the relevant security is quoted ex-dividend.

Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of the Index, the Index will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade.  Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities denominated in each such currency.  The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the level of the Index.  Conversely, if the U.S. dollar strengthens against such currencies, the level of the Index will decrease.  Fluctuations in currency exchange rates can have a continuing impact on the level of the Index.  The return on an index composed of the component securities of the Index where the closing price is not converted into U.S. dollars can be significantly different from the return on the Index, which is converted into U.S. dollars.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Global Investable Market Indices, emphasis is also placed on its continuity, replicability and minimizing index turnover.  Among other things, maintaining the MSCI Global Investable Market Indices involves making: additions to and deletions from the index, changes in number of shares and changes in Foreign Inclusion Factors as a result of updated free float estimates. Index maintenance of the MSCI Global Investable Market Indices (including the Standard Indices) for the developed markets is, in turn, reflected in the Index.

MSCI classifies index maintenance in three broad categories.  The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices at the time of event.  The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual full index reviews that systematically re-assess the various dimensions of the equity universe for all markets simultaneously and are conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.  They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis.  These changes are reflected in the MSCI Global Investable Market Indices at the time of the event.  All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets.  This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next semi-annual index review. Quarterly index reviews may result in additions or deletions due to migration to another Size Segment Index and changes in Foreign Inclusion Factor and in number of shares. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks.  The implementation of changes resulting from quarterly index reviews occurs as of the close of the last business day of each February and August.  The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The objective of the semi-annual index review is to systematically re-assess the various dimensions of the equity universe for all markets simultaneously. During each semi-annual index review, the equity universe is updated and the minimum size guidelines are recalculated for each segment market. Then, the following index maintenance activities are undertaken for each market: updating the market investable equity universe, reassessing the number of companies in each segment and the market size-segment cutoffs; assigning companies to the size-segments; assessing conformity with the final size-segment investability requirements. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

Market Reclassifications

During an annual market classification review, MSCI analyzes and seeks feedback on those markets it has placed under review for potential market reclassification based on extensive discussions with the investment community. MSCI examines each country’s economic development, size, liquidity and market accessibility in order to be classified in a given investment market (i.e. stand-alone, frontier, emerging or developed market). Each June, MSCI communicates its conclusions from discussions with the investment community on the list of countries under review and announces the new list of countries, if any, under review for potential market reclassification in the upcoming cycle.

Use of the Index

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY DEUTSCHE BANK AG.  THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR ANY ISSUER OR OWNER OF THE NOTES OR ANY OTHER PERSON OR ENTITY.  NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.  NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE NOTES ARE REDEEMABLE.  NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER OF THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN.  WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE) CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote any security without first contacting MSCI to determine whether MSCI's permission is required.  Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. Factset Research Inc. and its affiliates cannot and do not warrant the accuracy, completeness, currentness, non-infringement, merchantability or fitness for a particular purpose of the information they provide in relation to the Index or any notes related thereto. Neither Factset Research Inc. nor any of its affiliates shall be liable to anyone for any loss or injury caused in whole or part by its negligence or contingencies beyond its control in procuring, compiling, interpreting, reporting or delivering the information in relation to the Index or any financial product related thereto. In no event will Factset Research Inc. or its affiliates be liable to anyone for any decision made or action taken by anyone in reliance on such information or for any consequential, special or similar damages, even if advised of the possibility of such damages.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.